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                                                                   EXHIBIT 11.01

                            CARDIOGENESIS CORPORATION
                      COMPUTATION OF NET LOSS PER SHARE(1)
                      (in thousands, except per share data)
                                   (unaudited)


                                            Three Months Ended September 30      Nine Months Ended September 30
                                            -------------------------------      ------------------------------
                                                 1997              1996              1997               1996
                                               --------          --------          ---------          --------
Weighted average common shares outstanding
     for the period                              12,039             7,708             12,008             3,853
Common equivalent shares pursuant to Staff
    Accounting Bulletin No. 83                       --             4,229                 --             4,229
                                               --------          --------          ---------          --------
Shares used in per share calculation             12,039            11,937             12,008             8,082
                                               ========          ========          =========          ========
Net loss                                       $ (5,099)         $ (1,893)         $ (12,409)         $ (5,654)
                                               ========          ========          =========          ========
Net loss per share                             $  (0.42)         $  (0.16)         $   (1.03)         $  (0.70)
                                               ========          ========          =========          ========

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(1) There is no difference between primary and fully diluted net loss per share for all periods presented.


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